UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 15, 2014

Comarco, Inc.

(Exact name of registrant as specified in its charter)

000-05449
(Commission File Number)

California	95-2088894
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

25541 Commercentre Drive, Lake Forest, California	92630-8870
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 599-7400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

As previously reported, Comarco, Inc., through its wholly-owned subsidiary Comarco Wireless Technologies, Inc. (collectively, “we”, “our”, “Comarco”, “us”, or “the Company”) has been party to litigation with Chicony Power Technology, Co. Ltd. (“Chicony”). The litigation primarily related to our Bronx power adaptor that was manufactured by Chicony and subject to recall in April 2010. On February 4, 2014, a jury returned a verdict in our favor and awarded us damages of approximately $10.8 million, offset by previously accrued liabilities to Chicony of $1.1 million, for a net award to us of approximately $9.7 million. The verdict was subject to appeal.

Effective as of May 15, 2014, Chicony entered into a settlement agreement with us that dismisses all claims between the parties arising from the litigation referenced above. Pursuant to the terms of the settlement agreement, Chicony agreed to pay us $7.6 million in lieu of the jury’s net award of $9.7 million or any other related costs or fees. $4.0 million of the settlement amount was paid to us on May 16, 2014, with the balance of $3.6 million payable to us on June 2, 2014.

Further pursuant to the settlement agreement, each party released the other and its affiliates from any and all claims related to the subject matter of the litigation and we covenanted not to sue Chicony on the next 500,000 power adapters sold by Chicony after May 15, 2014 that we allege infringe on our intellectual property rights. The settlement agreement also contains other representations, warranties and covenants of both parties that are customary for an agreement of this type.

The foregoing description of the settlement agreement is qualified in its entirety by the full text of the agreement, which is attached hereto as Exhibit 10.1 and incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
10	Settlement Agreement and Release, effective May 15, 2014, between Comarco, Inc. and Chicony Power Technology, Co. Ltd.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMARCO, INC.

Date: May 19, 2014	By:	/s/ THOMAS W. LANNI
Thomas W. Lanni
President and Chief Executive Officer